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                                                                       Exhibit j



                          Independent Auditors' Consent


To the Board of Trustees and Shareholders of the SB Investment Series:

We consent to the incorporation by reference, in this Statement of Additional Information, of our report dated December 11, 2002, on the statement of assets and liabilities of Smith Barney Growth and Income Fund, currently known as "SB Growth and Income Fund" (the "Fund"), as of October 31, 2002, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the heading "Independent Auditors" in the Statement of Additional Information and "Financial Highlights" in this Prospectus.



                                                                        KPMG LLP

New York, New York
May 19, 2003